Exhibit 10.15

Explanatory Note – Notes were issued in the amounts listed below to the parties indicated below on separate agreements identical in form and substance, mutatis mutandis, to this Exhibit 10.15.

Holder	Original Balance
MARK A. EMALFARB TRUST	$1,000,000
LISA JOY EMALFARB	100,000
MICHAEL FABY	100,000
UNIVEST MANAGEMENT	100,000
PINNACLE FAMILY TRUST *	2,000,000
JOHN S LEMAK	200,000
MARIO MAFFEI	100,000
JSL KIDS PARTNERS	100,000
MICHAEL WEISS	100,000
SAMUEL FROMKIN	200,000
Total 2010 Convertible Note	$4,000,000

*  $182,000 converted to shares of common stock.  Outstanding balance as of September 30, 2014 was $1,818,000.

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) made this ____ day of August, 2010 by and among ___________________________________________________ a ______________ (the “Lender”), and DYADIC INTERNATIONAL, INC., a Delaware corporation, and its wholly-owned subsidiary DYADIC INTERNATIONAL (USA), INC., a Florida corporation (together, the “Borrower”).

Recitals:

A.	The Borrower seeks to borrow up to four million dollars ($4,000,000) in the aggregate on or before September 30, 2010 from private lenders (the "Offering").

B.	The Lender has agreed to participate in the Offering.

C.	The loans comprising the Offering shall be subordinated, secured and convertible into restricted shares of the Borrower's common stock, all on the terms set forth herein below.

NOW THEREFORE, based on the foregoing and for valuable consideration, the parties hereto hereby agree as follows:

1.	Lending Commitment. The Lender hereby commits to lend _____________ dollars ($_____________) to the Borrower (the “Commitment”). The Lender shall disburse funds under the Commitment upon receipt of a fully executed Convertible Subordinated Secured Promissory Note in the form attached hereto as Exhibit “A” (the “Note”) and a fully executed Security Agreement in the form attached hereto as Exhibit "B" (the "Security Agreement"), each of which forms a part hereof, provided such receipt occurs on or before August 31, 2010.

2.	Representations and Warranties. The Borrower hereby represents and warrants that:

(a)
The Borrower is duly organized, validly existing and in good standing under the laws of Delaware in the case of Dyadic International, Inc. and the laws of Florida in the case of Dyadic International (USA), Inc.; has the corporate power to carry out the business in which it is engaged; and the execution and delivery of this Agreement and any related documents (including but not limited to the Note and the Security Agreement) have been duly authorized by all necessary action of the directors of the Borrower and are not and will not be in contravention of any provision of law nor in contravention of any organizational documents of the Borrower, nor result in the breach of any agreement, indenture, or undertaking to which it is a party or by which it is bound.

(b)
There is no action, suit, proceeding or investigation at law in equity or before any court, public board or body pending, or to the Borrower’s knowledge, threatened against or affecting it, that could or might adversely affect the validity or enforceability of this Agreement, or the Borrower’s ability to discharge its obligations under this Agreement., or would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Lender and its subsidiaries (a “Material Adverse Effect”).

(c)
No consent or approval is necessary from any governmental authority as a condition to the execution and delivery of this Agreement by the Borrower or the performance of any of its obligations hereunder.

(d)
The execution, delivery and performance of this Agreement, the Note and the Security Agreement (the “Transaction Documents”) by the Borrower and the consummation by the Borrower of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Borrower's or any of the Borrower’s subsidiaries’ certificate or articles of incorporation (as applicable), bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Borrower or subsidiary debt or otherwise) or other understanding to which the Borrower or any subsidiary is a party or by which any property or asset of the Borrower or any subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Borrower or any subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Borrower or any subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)
The common stock of Dyadic International, Inc. issuable upon conversion of the Note (the “Common Stock,” and together with the Note, the “Securities”) have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens.  The Borrower has reserved from its duly authorized capital stock a number of shares of Common Stock issuable upon conversion of the Note.  All securities previously issued by the Borrower were duly and validly issued, fully paid and nonassessable when issued.

(f)
The number of shares and type of all authorized, issued and outstanding capital stock of the Borrower, and all shares of Common Stock reserved for issuance under the Borrower’s various option and incentive plans, are specified in Schedule 2(f).  Except as specified in Schedule 2(f), no securities of the Borrower are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as specified in Schedule 2(f), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Borrower or any subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.  The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Borrower to issue shares of Common Stock or other securities to any person and will not result in a right of any holder of the Borrower securities to adjust the exercise, conversion, exchange or reset price under such securities.

(g)
Since the date of the latest audited financial statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed fifty thousand dollars ($50,000)) not required to be reflected in the Borrower's financial statements pursuant to United States Generally Accepted Accounting Principles, (iii) the Borrower has not altered its method of accounting or the identity of its auditors, (iv) the Borrower has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Borrower has not issued any equity securities to any officer, director or affiliate, except pursuant to existing the Borrower stock option plans and consistent with past practice.

(h)	No material labor dispute exists or, to the knowledge of the Borrower, is imminent with respect to any of the employees of the Borrower.

(i)
Neither the Borrower nor any subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Borrower or any subsidiary under), nor has the Borrower or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including, without limitation, all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(j)
The Borrower and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Borrower nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

(k)
The Borrower and the subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Borrower nor any subsidiary has received a written notice that the Intellectual Property Rights used by the Borrower or any subsidiary violates or infringes upon the rights of any person.  To the knowledge of the Borrower, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

(l)
The Borrower and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States Generally Accepted Accounting Principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m)
The Borrower’s assets constitute sufficient capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Borrower, and projected capital requirements and capital availability thereof.

(n)
The Borrower is not, and is not an affiliate of, and immediately following the date hereof will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o)	As of the date of this Agreement, other than as set forth in Schedule 2(o), the Borrower has no debt that is secured by any lien.

(p)
As of the date of this Agreement, except as set forth on Schedule 2(p), no indebtedness of the Borrower is senior to the Note in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

(q)
The Borrower confirms that neither it nor any person acting on its behalf has provided the Lender or its respective agents or counsel with any information that the Borrower believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information.  The Borrower understands and confirms that the Lender will rely on the foregoing representations and covenants in effecting transactions in securities of the Borrower.  All disclosure provided to the Lender regarding the Borrower, its business and the transactions contemplated hereby, furnished by or on behalf of the Borrower (including the Borrower’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.	Covenants. The Borrower shall at all times preserve its legal existence. In the event the Borrower wishes to: sell, lease, or otherwise dispose of all or substantially all of its assets; make a public offering of its capital stock; or take any action which would result in a change in the control of, or in fifty percent (50%) or more of, the equity ownership (including, without limitation, a merger, reorganization or consolidation) of the Borrower from the form of ownership or control (as the case may be) which exists as of the date of this Agreement, the Borrower shall provide the Lender thirty (30) days written notice prior to the effective date of such event and, upon the date of closing of such event, the outstanding principal and any accrued interest under the Note shall be immediately due and payable to the Lender and this Agreement may be terminated by the Lender.

4.	Independent Status. Neither this Agreement nor any provisions hereof shall be deemed to create a partnership or joint venture between the Lender and the Borrower. The relationship of the parties is strictly that of a borrower and lender. The Borrower specifically agrees that it shall not represent itself as an agent or employee of the Lender, nor is this Agreement intended to be construed so as to make the Borrower an agent or employee of the Lender.

5.	Disclosure of Information.

(a)
Although the Borrower is under no obligation to provide trade secrets or confidential proprietary information to the Lender, in the event that the Borrower provides any such information to the Lender, the Lender shall exert its best efforts to protect the confidentiality of technical, scientific or financial information considered proprietary by the Borrower until such time as such information becomes publicly available through no fault of the Lender and in accordance with the terms of any confidentiality agreement between the Borrower and the Lender.  The Borrower acknowledges and agrees that as of the date hereof no trade secrets, confidential proprietary information, or non-public information with respect to the Borrower or its subsidiaries has been provided to the Lender.

(b)
The Borrower periodically discloses material financial and other information to the public through its financial statements. The Lender hereby acknowledges having had the opportunity to review such financial statements before entering into this Agreement including, but not limited to, the Borrower’s financial statements for the year ended December 31, 2009 and the quarterly periods ended March 31, and June 30, 2010.

6.	Events of Default and Remedies.

(a)
Each of the following shall constitute an “Event of Default” by the Borrower under this Agreement, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary, or be affected by operation of law or otherwise:

i.	Any payment of principal or interest on the Note, or any other amount due hereunder, is not made when due;

ii.	Any provision, covenant or agreement of the Borrower in this Agreement (including the Note and the Security Agreement), is breached or proves to be untrue or misleading in any material respect;

iii.
Any warranty, representation or statement made or furnished to the Lender by the Borrower in this Agreement (including the Note and the Security Agreement), is untrue or misleading in any material respect;

iv.
Any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against the Borrower under any federal or state law, or the Borrower makes an assignment for the benefit of creditors; or

v.
Any substantial part of the inventory, equipment or other property of the Borrower, real or personal, tangible or intangible, is damaged or destroyed and the damage or destruction is not covered by collectible insurance.

(b)
Subject to Section 7.3(a) of the Security Agreement, upon the occurrence of any Event of Default, and in every such event, the Lender, upon notice to the Borrower, may declare the principal of and interest on the Note and other amounts payable under this Agreement to be, and the Note and all such other amounts shall thereupon become, due and payable to the Lender, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Note to the contrary notwithstanding.  In addition to the foregoing, the Lender shall have all the rights and remedies of a secured party under Florida law.  No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now hereafter existing in law or equity.  No failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise of any power or right.  The Lender may, by written notice to the Borrower, at any time and from time to time, waive any Event of Default or "Unmatured Event of Default" (as defined below), which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, the Lender and the Borrower shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of the Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law. "Unmatured Event of Default" means any event or condition which might become an Event of Default if continuing after notice or the passage of time or both.

7.
Notices.  All notices required or permitted to be delivered hereunder and all communications in respect hereof shall be in writing and shall be deemed given on the date it is personally delivered or on the date it is deposited in the United States mail, certified, return receipt requested, first class postage prepaid and addressed as follows:

If to the Lender, to:

Attn.:
If to the Borrower, to:	Dyadic International, Inc.
Dyadic International (USA), Inc.
140 Intracoastal Pointe Dr., Suite 404
Jupiter, FL 33477
Attn: General Counsel

or addressed to such other address or to the attention of such other individual as the Lender or the Borrower shall have specified in a notice delivered pursuant to this section.

8.	Construction. This Agreement shall be construed and governed by the laws of the State of Florida, excepting only its conflict of law principles.

9.	Benefit and Assignment. The rights, duties and obligations of the parties under this Agreement shall inure to the benefit of the parties and shall be binding upon their successors and permitted assigns. Neither this Agreement nor the respective rights, duties, obligations, and responsibilities of the Borrower may be transferred or assigned, in whole or in part, by the Borrower to any other person, firm or organization (including sub-agents) without the prior written consent of the Lender. The Lender may freely assign or transfer its rights, duties, obligations and responsibilities, in whole or in part, to any other party, other than a competitor of the Borrower, without the prior consent of the Borrower.

10.	Survival. All representations and warranties made by the Borrower herein shall survive delivery of the Note hereunder.

11.	Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any manner, in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.	Furnishing of Information. If the Borrower is not required to file reports pursuant to the Securities Exchange Act of 1934, as amended, it will prepare and furnish to the Lender and make publicly available in accordance with Rule 144(c) such information as is required for the Lender to sell the Common Stock under Rule 144. The Borrower further covenants that it will take such further action as the Lender may reasonably request, all to the extent required from time to time to enable the Lender to sell the Common Stock without registration under the Securities Act of 1933, as amended, within the limitation of the exemptions provided by Rule 144.

13.	Reservation of Shares. The Borrower shall maintain a reserve from its duly authorized shares of Common Stock equal to the shares of Common Stock required to comply with its conversion obligations under the Note. If on any date the Borrower would be, if notice of conversion were to be delivered on such date, precluded from issuing the number of shares of Common Stock issuable upon conversion in full of the Note due to the unavailability of a sufficient number of authorized but unissued or reserved shares of Common Stock, then the Board of Directors of the Borrower shall promptly prepare and mail to the stockholders of the Borrower proxy materials or other applicable materials requesting authorization to amend the Borrower’s certificate of incorporation or other organizational document to increase the number of shares of Common Stock which the Borrower is authorized to issue so as to provide enough shares for issuance of the Common Stock. In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders as soon as practicable, but in any event not later than the 60th day after delivery of the proxy or other applicable materials relating to such meeting) and (c) within five (5) business days of obtaining such stockholder authorization, file an appropriate amendment to the Borrower’s certificate of incorporation or other organizational document to evidence such increase.

14.	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Lender and the Borrower will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

15.	Indemnification of Lender. The Borrower will indemnify and hold the Lender and its members, partners, employees and agents (each, a “Lender Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, “Losses”) that any such Lender Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Borrower in the Transaction Documents. In addition to the indemnity contained herein, the Borrower will reimburse each Lender Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

16.	Payment Set Aside. To the extent the Borrower makes a payment or payments to the Lender pursuant to any Transaction Document or the Lender enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

17.	Entire Agreement. This Agreement (including the Note and the Security Agreement) and any related documents (including financing statements as applicable) supersede all prior discussions and/or agreements between the Lender and the Borrower, and express the entire understanding with respect to the subject matter hereof, and shall not be amended, modified, or altered, nor any of their provisions waived, without the prior written consent of both the Borrower and the Lender.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:

[Name of Entity]

By:
Name:
Title:

BORROWER:

DYADIC INTERNATIONAL, INC.

By:
	Name:	Adam J Morgan
	Title:	Vice President General Counsel & Business Development

DYADIC INTERNATIONAL (USA), INC.

By:
	Name:	Adam J. Morgan
	Title:	Vice President General Counsel & Business Development

Exhibit A

NEITHER THIS CONVERTIBLE SUBORDINATED SECURED PROMISSORY NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

CONVERTIBLE SUBORDINATED SECURED PROMISSORY NOTE

Jupiter, Florida
$______________	August ___, 2010

For value received, Dyadic International, Inc., a Delaware corporation, and Dyadic International (USA), Inc., a Florida corporation (together, “Payor”), hereby promises to pay to the order of ______________________________, a __________________________ (“Holder”), the principal sum of _______________ dollars ($____________) with interest on the outstanding principal amount at the rate of eight percent (8%) per annum, compounded annually based on a 365-day year.  Interest shall commence upon the date hereof and shall continue on the outstanding principal until paid in full or converted pursuant to Section 2 below.

1.             Payment; Maturity.  At any time upon or after the earlier of (i) January 1, 2013, (ii) an Event of Default, or (iii) a Change of Control (the “Maturity Date”), if this Note has not been converted in accordance with the terms of Section 2 below, Holder may demand payment of the entire outstanding principal balance of this Note and all unpaid accrued interest thereon.  Interest shall be paid on the last day of each calendar quarter beginning on December 31, 2010.  All payments of interest and principal shall be in lawful money of the United States of America.  All payments shall be applied first to accrued interest, and thereafter to principal.  If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.  An “Event of Default” shall have the meaning set forth in that certain Loan Agreement dated of even date herewith between Payor and Holder (the “Loan Agreement”) to which this Note is an exhibit.  A “Change of Control” means (a) the consummation of a sale, transfer or lease of all or substantially all of Payor's assets, or (b) the consummation of an acquisition of Payor by another entity in which Payor's stockholders immediately prior to the transaction do not control a majority of the voting securities of the surviving entity.

2.             ELECTIVE CONVERSION.

(a)            The outstanding principal balance and the interest thereon of this Note may be converted, in whole or in part, by Holder, as follows.  To effectuate Holder’s election to convert this Note pursuant to this Section 2(a), Holder shall deliver to Payor a notice setting forth its desire to convert no earlier than January 1, 2011 and Holder shall surrender this Note, duly endorsed, to Payor or its transfer agent.  Payor shall not be obligated to issue certificates evidencing the common stock of Dyadic International, Inc. (the “Common Stock”) issuable upon such conversion unless this Note is either delivered to Payor or its transfer agent, or Holder notifies Payor or its transfer agent that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to Payor to indemnify Payor from any loss incurred by it in connection with this Note.  Payor shall, within five (5) business days after such delivery, or such agreement and indemnification, issue and deliver at such office to Holder a certificate or certificates for the Common Stock to which Holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the closing of receipt of Holder's notice of election.  The person or persons entitled to receive Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(b)            If by the fifth trading day after the date the Note is delivered for conversion Payor fails to deliver to Holder such shares issuable upon conversion of this Note in such amounts and in the manner requested, then Holder will have the right to rescind its conversion request pertaining thereto by giving written notice to Payor prior to Holder’s receipt of such shares.

(c)            If by the fifth trading day after the date the Note is delivered for conversion Payor fails to deliver to Holder the required number of shares in the manner requested, and if after such fifth trading day and prior to the receipt of such shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Holder of the shares which Holder anticipated receiving upon such conversion (a “Buy‑In”), then Payor shall: (1) pay in cash to Holder (in addition to any other remedies available to or elected by Holder) the amount by which (x) Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares that Payor was required to deliver to Holder in connection with the exercise at issue by (B) the closing price at the time of the obligation giving rise to such purchase obligation and (2) at the option of Holder, either void the conversion at issue and reinstate the principal amount of the Note (plus accrued interest therein) for which such conversion was not timely honored or deliver to Holder the number of shares of Common Stock that would have been issued had Payor timely complied with its exercise and delivery obligations hereunder.  Holder shall provide Payor reasonably detailed evidence or written notice indicating the amounts payable to Holder in respect of the Buy‑In.

(d)            Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by Holder upon conversion of the Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.9% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) of Payor.  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  By written notice to Payor, Holder may waive the provisions of this Section 2(d) as to itself but any such waiver will not be effective until the 61st day after delivery thereof.

(e)            The conversion price in the event of such an elective conversion shall be equal to one hundred twenty percent (120%) of the trailing 30-day average closing price of Payor’s Common Stock as of the date that the Loan Agreement, this Note and the Security Agreement (as defined below) are executed and delivered by Holder and Payor, subject to equitable adjustment for any stock dividends, splits, combination, distribution, or other transaction having similar effect.

3.             Subordinate Debt.  The indebtedness represented by this Note is subordinate in right of payment to all current secured indebtedness of Payor as set forth in the condensed consolidated financial statements, including the notes thereto, of Payor for the quarter ended June 30, 2010.

4.            Security.  Payment of this Note is secured and otherwise entitled to the benefits of that certain Security Agreement of even date herewith (the “Security Agreement”) made by Payor in favor of Holder.

5.            Waiver; Payment of Fees and Expenses.

(a)            Payor expressly and irrevocably waives presentment, protest and demand for payment.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.  No delay by Holder shall constitute a waiver, election or acquiescence by it.

(b)            Payor agrees to pay upon demand all expenses (including without limitation attorneys' fees, legal costs and expenses, whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Holder or any holder hereof in connection with the enforcement or preservation of its rights hereunder or under any document or instrument executed in connection herewith.

6.             REPRESENTATIONS AND WARRANTIES OF HOLDER.  Holder hereby represents and warrants to Payor as follows:

(a)            Purchase Entirely for Own Account.  This Note is issued to Holder in reliance upon the Holder’s representation to Payor, which by Holder’s execution of this Note Holder hereby con-firms, that this Note and the Common Stock issuable upon the conversion hereof (together, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Note, Holder further represents that Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.  Holder has not been formed for the specific purpose of acquiring the Securities.

(b)            Restricted Securities.  Holder understands that no public market now exists for any of the Securities to be issued by Payor in the event of conversion of the Note and that Payor has made no assurances that a public market will ever exist for the Securities.  Holder understands that the Securities have not been and may never be registered under the Act, and without such registration, may only be sold through a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein.  Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(c)            Accredited Investor.  Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

7.             Miscellaneous

(a)            Governing Law.  This Note and any document or instrument executed in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Florida.

(b)            Successors and Assigns; Assignment.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Payor may not assign this Note or delegate any of its obligations hereunder without the written consent of Holder.  Holder may freely assign or transfer its rights, duties, obligations and responsibilities, in whole or in part, to any other party, other than a competitor of Payor, without the prior consent of Payor.

(c)            Titles and Subtitles.  The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting the Note.

(d)            Notices.  All notices required or permitted under this Note shall be given in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(e)            Default Rate of Interest.  Upon the occurrence of an Event of Default, interest shall accrue on the outstanding principal of this Note so long as such default continues at the rate of four-teen percent (14%) per annum.  Payor does not intend or expect to pay, nor does Holder intend or expect to charge, accept or collect any interest which, when added to any fee or other charge upon the principal which may legally be treated as interest, is in excess of the highest lawful rate. If acceleration, prepayment or any other charges upon the principal or any portion thereof, or any other circumstance, result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and shall be applied against the remaining principal balance. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein or otherwise, no deposit of funds shall be required in connection herewith which will, when deducted from the principal amount outstanding hereunder, cause the rate of interest hereunder to exceed the highest lawful rate.

(f)             Miscellaneous.  Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other.  Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to Sections or provisions without reference to the document in which they are contained are references to this Note.

In Witness Whereof, the parties have executed this Convertible Subordinated secured Promissory Note as of the date first written above.

DYADIC INTERNATIONAL, INC.

By:
	Name:	Adam J. Morgan
	Title:	Vice President General Counsel & Business Development

DYADIC INTERNATIONAL (USA), INC.

By:
	Name:	Adam J. Morgan
	Title:	Vice President General Counsel & Business Development

AGREED TO AND ACCEPTED
this __ day of August, 2010:

[Name of Entity]

By:
Name:
Title:

Exhibit B

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (“Agreement”) made this _____ day of August, 2010 by and among DYADIC INTERNATIONAL, INC., a Delaware corporation, and DYADIC INTERNATIONAL (USA), INC., a Florida corporation (together, the “Obligor”), and ______________________________________, a ___________________ (the “Secured Party”).

Recitals:

A.           The Secured Party is simultaneously herewith providing the Obligor with a loan pursuant to the terms of a Loan Agreement of even date herewith (the “Loan Agreement”).

B.           The Obligor is evidencing its repayment obligation for such loan by executing and delivering to the Secured Party a Convertible Subordinated Secured Promissory Note of even date herewith (the “Note”).  Payment of the Note is secured by the security interest granted herein below.

NOW THEREFORE, based on the foregoing, for value received, the parties hereto agree as follows:

Section 1  Grant of Security Interest.

1.1           Grant of Security.  To secure the Obligor’s obligation to pay the principal amount represented by the Note and any accrued and unpaid interest, the Obligor hereby grants to the Secured Party a continuing subordinated security interest in and to all of the Obligor’s right, title and interest in, to and under:

(a)            all of the assets of the Obligor and its subsidiaries, wherever located, of every kind and description, tangible or intangible, including, but not limited to, all biological materials, strains and molecular tools of any kind, all laboratory and other equipment, including, without limitation, the following property of the Obligor, whether now or hereafter owned (in whole or in part), existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts and all Goods the sale, lease or other disposition of which by the Obligor has given rise to Accounts and has been returned to, or repossessed or stopped in transit by, the Obligor; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights including, without limitation, leases and grants, payment intangibles, security interests, security deposits, rights to indemnification, strains and microorganisms and related mutants and derivatives thereof now existing or hereafter produced, fermentation processes and protocols, proprietary and confidential information and materials, sequenced genome, annotated genome, genes, genetic material, research and development projects, research tools and materials, research equipment and supplies and know-how); (c) all Inventory including, without limitation, raw materials; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, prepaid expenses and all deposits and cash; (g) all Letter of Credit Rights; (h) all Commercial Tort Claims, and all other claims and causes of action, whether in contract, tort or otherwise, including but not limited to the proceeds of any recovery in the Obligor’s professional negligence/malpractice lawsuit against its former auditors and legal counsel; (i) any property of the Obligor now or hereafter in the possession, custody or control of the Secured Party or any agent or any parent, affiliate or subsidiary of the Secured Party for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property including, but not limited to, the proceeds of all insurance policies owned or for the benefit of the Obligor including, but not limited to, life insurance policies on its officers, directors and/or employees, all of the Obligor’s books and records relating to any of the foregoing and to the Obligor’s business; and (k) all access fees, milestone payments, facility fees, royalties, research and commercial payments and any other payments made in the past, present or future by any of the Obligor’s licensees, collaborators or strategic partners.  “Account”, “Account Obligor” “Chattel Paper”, “Commercial Tort Claims”, Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Proceeds” and “Tangible Chattel Paper” shall have the meanings assigned to such terms, as of the date of this Agreement in the Uniform Commercial Code (“UCC”);

(b)            all proceeds of any and all of the foregoing (including, without limitation, any property or cash) and, to the extent not otherwise included, all payments under insurance (whether or not the Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing; and

(c)            any other property or right constituting any part of the foregoing.

The items covered in subsections (a) - (c) shall be collectively referred to as the "Collateral".

1.2           Financing Statements.  The Secured Party is hereby authorized by the Obligor to file any documents, including, without limitation, UCC Financing Statements, to perfect and/or record the security interest in the Collateral granted herein and to file amendments, releases and termination statements relating to any UCC Financing Statements.

1.3           Assignment.  The rights under this Agreement and the security interest granted hereby only may be assigned or transferred by the Secured Party together with the Note in circumstances where the transfer of the Note is allowed under the terms of the Note.

Section 2  Security for Obligations.  This Agreement secures the payment of all obligations of the Obligor now or hereafter existing under the Note (all such obligations of the Obligor being the "Obligations").

Section 3  Obligor Remains Liable.  Anything herein to the contrary notwithstanding, should any agreements or contracts of the Obligor to the Secured Party be deemed part of the Obligor’s assets and, accordingly, a part of the Collateral, (a) the Obligor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of the rights hereunder shall not release the Obligor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) the Secured Party shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of the Obligor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4  Representations and Warranties.  The Obligor represents and warrants as follows:

(a)            The Obligor is the legal and beneficial owner of the Collateral subject to those liens, security interests, and other encumbrances reflected in the public records and/or on the Obligor's financial statements.

(b)            This Agreement has been duly executed and delivered by the Obligor and is a valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms.

(c)            The execution and delivery by the Obligor of this Agreement and the performance of its obligations hereunder are within the Obligor’s authority and capacity and, to its knowledge, do not contravene any law, regulation, order or contractual restriction binding on or affecting the Obligor.

(d)            The grant of the security interest in the Collateral pursuant to this Agreement creates a valid subordinated security interest in the Collateral in favor of the Secured Party securing the payment of all of the Obligations.

Section 5  The Obligor’s Covenants.

5.1           Affirmative Covenants.  The Obligor hereby covenants that so long as this Agreement remains in effect or any amount due hereunder or under the Note remains outstanding and unpaid, it will, unless otherwise consented to in writing by the Secured Party:

(a)            do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in business as presently conducted; and continue to (i) engage in business as presently conducted, and (ii) conduct business substantially as presently conducted or as otherwise permitted hereunder;

(b)            pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or in respect of its assets or upon any properties belonging to it, before the same shall become delinquent or in default which, if unpaid, would reasonably be expected to give rise to liens or charges upon such assets or any part thereof; provided, however, that the Obligor shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by GAAP;

(c)            comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to the operation of its business (collectively, "Requirements") of all governmental bodies, departments, commissions, boards, companies or associations insuring the Obligor or any of its assets, except where the failure so to comply would not have a material adverse effect ("Material Adverse Effect") on the Obligor or the assets; provided, however, that nothing provided herein shall prevent the Obligor from contesting the validity or the application of any Requirements;

(d)            keep proper records and books of account with respect to its business activities, in which proper entries reflecting all financial transactions are made.  Such books and records shall be open at reasonable times and upon reasonable notice to inspection by the Secured Party;

(e)            notify the Secured Party in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Obligor which involves a claim in excess of one hundred thousand dollars ($100,000);

(f)             maintain at all times, preserve, protect and keep its assets used or useful in the conduct of its business in good repair, working order and condition, and make all needed and proper repairs, renewals, replacements and improvements thereof as shall be reasonably required in the conduct of its business;

(g)            to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar entities and carry such other insurance as is usually carried by similar entities;

(h)           defend the title to the Collateral against all persons and against all claims and demands whatsoever, other than secured parties with priority lien positions;

(i)             keep the Collateral free and clear of all further liens, security interests, options or other charges or encumbrances, except as authorized herein and in the ordinary course of the Obligor’s business;

(j)             in addition to the requirements set forth in Section 1.2 herein, on at least twenty (20) days notice in writing by the Secured Party, furnish further assurance of title, execute any written agreement or do any other acts necessary to effectuate the purposes and provisions of this Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of the Secured Party in the Collateral including, but not limited to, filing the proper UCC financing statements and entering into account control agreements with the Obligor’s banking institutions, and pay all costs in connection therewith;

(k)            retain possession of the Collateral and not remove, sell, exchange, assign, loan, deliver, lease, license, mortgage or otherwise dispose of same outside of the normal course of business without the prior written consent of the Secured Party; and

(l)             promptly give notice in writing to the Secured Party of the occurrence of any default or Event of Default under this Agreement or of any default under any other material instrument or agreement to which any of them is a party.

5.2           Negative Covenants.  The Obligor hereby covenants that so long as this Agreement remains in effect or any amount due hereunder or under the Note remains outstanding and unpaid, it will not, unless otherwise consented to in writing by the Secured Party:

(a)            take any action or fail to take any action that would cause any lien, security interest, option or other charge or encumbrance (except for the security interests contemplated in this Agreement), whether by contract or operation of law, to be placed on any of the Collateral or otherwise to sell or transfer any such Collateral, except in the ordinary course of business;

(b)           amend its Certificate of Incorporation in the case of Dyadic International, Inc., or Articles of Incorporation, in the case of Dyadic International (USA), Inc. or its respective Bylaws;

(c)            incur any subsequent indebtedness senior to the Note; other than in cases of trade payables incurred in the ordinary course of business;

(d)            create, incur, assume or suffer to exist any lien, security interest, option or other charge or encumbrance (except for the security interests contemplated in this Agreement) upon the Collateral (tangible or intangible) or assets, income or profits secured hereunder, whether now owned or hereafter acquired, except for (i) liens contemplated by this Agreement; (ii) statutory liens; (iii) purchase money liens and other liens granted in the ordinary course of business on equipment, fixtures and similar property; and (iv) liens which, in the aggregate, would not exceed one hundred thousand dollars ($100,000);

(e)            guarantee, assume or otherwise become responsible for (directly or indirectly) the indebtedness for borrowed funds or performance obligations of any person;

(f)             consummate any merger, combination or consolidation involving the Obligor (whether in a single transaction or a related series of transactions) or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in a single transaction or a related series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired);

(g)            negatively alter the compensation or employment status of Mark A. Emalfarb, or remove him as Chairman of the Board of Directors or Director or President or Chief Executive Officer of the companies defined as the Obligor or its subsidiaries without his written consent; or

(h)            Purchase or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance of money, credit or property to, any other person, or make any other investments.

Section 6  Further Assurances.

(a)            The Obligor agrees that from time to time it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect the security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral including, but not limited to, account control agreements with the Obligor’s banking institutions.  Without limiting the generality of the foregoing, the Obligor will: (i) deliver and pledge to the Secured Party promptly upon receipt thereof all instruments or certificates representing or evidencing any of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Secured Party; and (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Secured Party may request, in order to perfect and preserve the security interest granted or purported to be granted hereby.

(b)            The Obligor hereby authorizes the Secured Party to file financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Obligor where permitted by law.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)            The Obligor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail.

Section 7  Default; Acceleration.

7.1           Events of Default.  An Event of Default shall have been deemed to have occurred hereunder immediately at such time as any Event of Default under the Loan Agreement or the Note shall have occurred and any period for remedying such default prescribed in the Loan Agreement, the Note or this Agreement shall have expired.

7.2           Acceleration.  In addition to any other remedies provided by the Loan Agreement or the Note, upon the occurrence of an Event of Default, the Secured Party may, by written notice to the Obligor, take any or all of the following actions to enforce the Secured Party’s claims against the Obligor: (a) declare the principal of and any accrued interest and all other amounts payable under the Note to be due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligor, or (b) exercise any other remedies available at law or in equity, including specific performance of any covenant or other agreement contained in this Agreement.  In addition to any other remedies provided by the Note, upon the occurrence of an Event of Default, then without prejudice to the rights and remedies specified in clause (b) above, the Note and other obligations of the Obligor pursuant to this Agreement shall automatically be immediately due and payable with interest and other fees, if any, thereon without notice, demand or any other act by the Secured Party.

7.3           Remedies.

(a)            On the occurrence of an Event of Default, the Secured Party shall have the following rights and remedies, which are cumulative in nature and are in addition to the rights set forth in the Loan Agreement and the Note and shall be available to the Secured Party after the Secured Party provides the Obligor written notice of the Event of Default and ten (10) days from the date of receipt of the notice to cure the default.  However, if the nature of the Event of Default is such that it cannot be cured within such ten (10) day period, the Obligor shall not be deemed to be in default if the Obligor within that period commences to cure the Event of Default and thereafter diligently pursues the cure to completion within a thirty (30) day period:

(i)             All rights and remedies provided by law, including but not limited to those provided by the UCC, and equitable remedies for specific performance and injunctive relief; and

(ii)            All rights and remedies provided in the Loan Agreement including the Note and this Agreement.

(b)            Upon any default by the Obligor hereunder, the Secured Party shall have all the rights, remedies and privileges with respect to repossession, retention and sale of any or all of the Collateral of the Obligor and disposition of the proceeds as are accorded by the applicable sections of the UCC and the Obligor shall fully cooperate with the Secured Party in exercising such rights, remedies and privileges.

(c)            Upon any default by the Obligor hereunder and upon demand of the Secured Party, the Obligor shall, at its sole expense, assemble the Collateral and make it available to the Secured Party at the place and at the time designated in the demand.

Section 8  Secured Party May Perform.  If the Obligor fails to perform any agreement contained herein, after notice of such failure and a reasonable cure period, the Secured Party may itself perform, or cause performance of, such agreement including, but not limited to, taking any other action which the Secured Party deems necessary or desirable for the preservation of the Collateral or the Secured Party's interest therein and the carrying out of this Agreement or the Loan Agreement or the Note, including without limiting the generality of the foregoing: (i) any action to collect or realize upon the Collateral; (ii) the discharge of taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral; (iii) the discharge or keeping current of any obligation of the Obligor having an effect on the Collateral; or (iv) receiving, endorsing and collecting all checks and other orders for the payment of money made payable to the Obligor representing any dividend, interest payment or other distribution payable or distributable in respect of the Collateral or any part thereof, and to give full discharge for the same, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Obligor.

Section 9  Secured Party’s Duties.  The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for accounting for moneys actually received by the Obligor hereunder, the Secured Party shall have no duty as to any Collateral, or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 10  Remedies.  If any Event of Default shall have occurred and be continuing:

(a)            the Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party in the event of default under the UCC in effect in the State of Florida at that time  (whether or not the UCC applies to the affected Collateral), and also may (i) require the Obligor to, and the Obligor hereby agrees that it will at its expense and upon request of the Secured Party forthwith, assemble all or part of the Collateral as directed by the Secured Party and make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient to both parties, and (ii) without notice except as specified below, sell or, to the extent permitted by applicable law, purchase the Collateral or any part thereof at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable.  The Obligor agrees that, to the extent notice of sale shall be required by law, at least twenty (20) days' notice to the Obligor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Obligor hereby waives any claim against the Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; and

(b)            any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, and then or at any time thereafter be applied (after payment of any amounts payable to the Secured Party under Section 14 of this Agreement) in whole or in part by the Secured Party against all or any part of the Obligations in such order as the Secured Party shall elect.  Any surplus of such cash or cash proceeds held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to the Obligor or to whomsoever may be lawfully entitled to receive such surplus.

Section 11  Obligations Unconditional; Waiver of Defenses.  The Obligor irrevocably agrees that no fact or circumstance whatsoever which might at law or in equity constitute a discharge or release of, or defense to the obligations of, a guarantor or surety shall limit or affect any obligations of the Obligor under this Agreement or any document or instrument executed in connection herewith.  Without limiting the generality of the foregoing:

(a)            The Secured Party may at any time and from time to time, without notice to the Obligor, take any or all of the following actions without affecting or impairing the liability of the Obligor on this Agreement:

(i)             renew or extend time of payment of the Obligations;

(ii)            accept, substitute, release or surrender any security for the Obligations; and

(iii)           release any person primarily or secondarily liable on the Obligations (including without limitation any endorser, and any guarantor)

(b)            No delay in enforcing payment of the Obligations, nor any amendment, waiver, change, or modification of any terms of any document or instrument which evidences or is given in connection with the Secured Obligations, shall release the Obligor from any obligation hereunder.  The obligations of the Obligor under this Agreement are and shall be primary, continuing, unconditional and absolute (notwithstanding that at any time or from time to time all of the Obligations may have been paid in full), irrespective of the value, genuineness, regularity, validity or enforceability of any documents or instruments respecting or evidencing the Obligations.  In order to hold the Obligor liable or exercise rights or remedies hereunder, there shall be no obligation on the part of the Secured Party, at any time, to resort for payment to any guarantor or to any other security for the Secured Obligations.  The Secured Party shall have the right to enforce this Agreement as against any one or all of the Obligor and irrespective of whether or not other proceedings or steps are being taken against any other property securing the Obligations or any other party primarily or secondarily liable on any of the Obligations.

(c)            Expect as otherwise provided in any note, agreement, instrument or document evidencing the Obligations, the Obligor irrevocably waives presentment, protest, demand, notice of dishonor or default, notice of acceptance of this Agreement, notice of any loans made, extensions granted or other action taken in reliance hereon, and all demands and notices of any kind in connection with this Agreement or the Obligations.

(d)            While this Agreement remains in full force and effect, the Obligor waives any claim or other right which the Obligor might now have or hereafter acquire against any other person primarily or contingently liable on the Obligations (including without limitation any maker, endorser or guarantor) or that arises from the existence or performance of the Obligor’s obligations under this Agreement, including without limitation any right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim or remedy of the Secured Party against the Obligor or any other person primarily or contingently liable on the Obligations (including without limitation any maker, endorser or guarantor) or any other collateral security for the Obligations, which the Secured Party now has or hereafter acquires, however arising.

Section 12  Amendments.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party.

Section 13  Continuing Security Interest.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations and all other amounts payable under the Note; (b) be binding upon the Obligor, its successors and assigns; and (c) inure to the benefit of, and be enforceable by, the Secured Party and its successors, transferees and assigns.

Section 14  Payment of Fees.  The Obligor agrees to pay all costs and expenses of the Secured Party in enforcing or preserving any of the rights and remedies available to the Secured Party under this Agreement, the Note, the Loan Agreement or under any other documents, instruments or writings executed and delivered to the Secured Party in connection herewith including, without limitation, legal fees, costs and disbursements of the Secured Party’s attorneys in the enforcement thereof.

Section 15  Liability for Deficiency.  The Obligor shall remain liable for any deficiency relating to the obligations underlying the Note resulting from a sale of the Collateral and shall pay any such deficiency forthwith on demand.

Section 16  Survival of Agreements.  All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Note, and shall continue in full force and effect until the indebtedness of the Obligor under the Note and all other Obligations hereunder and thereunder have been paid in full.

Section 17  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Obligor and its successors and assigns, except that the Obligor may not transfer or assign any of its rights or interests hereunder without the prior written consent of the Secured Party, which consent may be given or withheld in the Secured Party’s absolute discretion.  The Secured Party may only assign this Agreement and its rights or interests hereunder together with an assignment of the Loan Agreement and the Note that is allowable under the terms of the Loan Agreement and the Note.

Section 18  Construction of Agreement; Jurisdiction and Venue.  This Agreement and the Note and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida, without regard to principles of conflicts of law.  THE OBLIGOR AND THE SECURED PARTY, IN ANY LITIGATION IN WHICH THE SECURED PARTY OR THE OBLIGOR SHALL BE AN ADVERSE PARTY, WAIVE TRIAL BY JURY, WAIVE THE RIGHT TO CLAIM THAT A FORUM OR VENUE SPECIFIED HEREIN IS AN INCONVENIENT FORUM OR VENUE AND WAIVE THE RIGHT TO INTERPOSE ANY SETOFF, DEDUCTION OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, AND IRREVOCABLY CONSENT TO THE JURISDICTION OF THE FLORIDA STATE COURT IN PALM BEACH COUNTY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE OBLIGOR AND THE SECURED PARTY FURTHER AGREE TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED UPON THEM IN ANY SUCH SUIT, ACTION OR PROCEEDING VIA CERTIFIED MAIL TO THE ADDRESS AS SET FORTH IN THE ASSET PURCHASE AGREEMENT WITH RESPECT TO THE OBLIGOR AND THE SECURED PARTY.  If any of the provisions of this Agreement shall be or become illegal or unenforceable under any law, the other provisions shall remain in full force and effect.

Section 19  Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and both such counterparts together shall be deemed an original of this Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first written above.

[Name of Entity]

By:
Name:
Title:

DYADIC INTERNATIONAL, INC.

By:
	Name:	Adam J. Morgan
	Title:	Vice President General Counsel & Business Development

DYADIC INTERNATIONAL (USA), INC.

By:
	Name:	Adam J. Morgan
	Title:	Vice President General Counsel & Business Development

Schedule 2(f)

Capital Stock

Common Stock, $.001 par value

Authorized Shares:  100,000,000 (as of June 30, 2010)
Issued and Outstanding:  31,006,995 and 30,613,995, respectively (as of June 30, 2010)

Preferred Stock, $.0001 par value

Authorized Shares:  5,000,000 (as of June 30, 2010)
Issued and Outstanding:  None (as of June 30, 2010)

Description of Equity Plans

The Borrower maintains the Dyadic International, Inc. 2001 Equity Compensation Plan (as amended and restated, the “2001 Equity Plan”) and the Dyadic International, Inc. 2006 Stock Option Plan, as amended (the “2006 Option Plan”) (the 2001 Equity Plan and the 2006 Option Plan are hereinafter collectively referred to as the “Equity Compensation Plans”).  All options granted under the Equity Compensation Plans are service-based and typically vest over a four year period.

2001 Equity Plan

Under the 2001 Equity Plan, 4,478,475 shares of common stock have been reserved for issuance. As of the date hereof, there were 43,500 stock options outstanding and 3,926,475 stock options available for grant under the 2001 Equity Plan.  The term of the stock options outstanding under the 2001 Equity Plan is five years.

2006 Stock Option Plan

Under the 2006 Option Plan, 4,700,000 shares of common stock have been reserved for issuance.  As of the date hereof, there were 3,147,125 stock options outstanding and 1,403,000 stock options available for grant under the 2006 Option Plan.  The term of the stock options outstanding under the 2006 Option Plan is ten years.

Schedule 2(o)

Secured Indebtedness

The Amended and Restated Note dated as of November 14, 2008 (the “MAE Note”) payable to the Mark A. Emalfarb Trust under agreement dated October 1, 1987, as amended (the “MAE Trust”), matured on January 1, 2009 and has not been amended since that time.  The MAE Note is secured by all of the assets of the Borrower.

As of June 30, 2010, the outstanding principal amount of the MAE Note was approximately $1.4 million.

As of June 30, 2010, accrued interest payable to the MAE Trust under the MAE Note was approximately $34,000.